Exhibit 99.9

Description of certain indebtedness

ABL Credit Facility

General

Upon our emergence from the Creditor Protection Proceedings and pursuant to the Plans of Reorganization, we will enter into the ABL Credit Facility with Citibank, N.A., as administrative agent and collateral agent, Citigroup Global Markets, Inc., Barclays Capital and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, each of our material U.S. and Canadian wholly-owned subsidiaries, as guarantors, and the lenders party thereto. Set forth below is a summary of the material terms of the ABL Credit Facility, subject to the qualifications, exclusions and exceptions to be specified in the definitive documentation therefor.

Size and tenor

Under the ABL Credit Facility, the lenders will provide a four-year, asset based, revolving credit facility in an amount of up to $600 million (up to $400 million of which will be available to certain of our Canadian subsidiaries), with a $150 million sublimit for letters of credit and a $20 million swingline sublimit. We have the option of increasing the size of ABL Credit Facility by up to an additional $100 million, subject to the satisfaction of customary conditions. The ABL Credit Facility will have separate U.S. and Canadian tranches, with a borrowing base under each tranche equal to 85% of eligible U.S. or Canadian accounts receivable, as applicable, plus the lesser of (a) 65% of eligible U.S. or Canadian inventory, as applicable, and (b) 85% of the net orderly liquidation value of the eligible inventory less reserves, minus the aggregate net exposure under certain secured hedging agreements and secured cash management agreements and certain reserves established by the administrative agent.

The proceeds of the revolving loans under the ABL Credit Facility will be used for working capital and general corporate purposes.

Interest rates and fees

The revolving loans under the ABL Credit Facility will bear interest at a floating rate per annum based on, at our option, (a) for U.S. dollar denominated loans, a base rate or LIBOR, plus, in each case, an applicable margin, and (b) for Canadian dollar denominated loans, the Canadian prime rate or the average rate applicable to Canadian dollar bankers’ acceptances (“BA Loans”), plus, in each case, an applicable margin. The applicable margin will initially be 2.0% for base rate or Canadian prime rate loans and 3% for LIBOR and BA Loans for the first two full fiscal quarters. Thereafter the applicable margin will be based on the excess availability under the ABL Credit Facility and will range between 1.75% and 2.25% for base rate or Canadian prime rate loans and between 2.75% and 3.25% for LIBOR and BA Loans.

The ABL Credit Facility will include an initial commitment fee for the first two full fiscal quarters of 0.75% per annum which will accrue on the unused portion of the commitments. Thereafter the commitment fee will be (a) 0.50% per annum if the average amount outstanding under the ABL Credit Facility for the preceding month exceeded 50% of the commitments under the facility or (b) 0.75% per annum if the average amount outstanding under the ABL Credit Facility for the preceding month was 50% or less of the commitments under the facility.

Security and guarantees

Our obligations under the U.S. tranche of the ABL Credit Facility will be guaranteed by all of our existing and future direct and indirect material U.S. subsidiaries, subject to certain exceptions to be set forth in the definitive documentation for the ABL Credit Facility and our obligations under the Canadian tranche of the ABL Credit Facility will be guaranteed by all of our existing and future direct and indirect material Canadian subsidiaries, subject to certain exceptions to be set forth in the definitive documentation for the ABL Credit Facility.

The obligations under the ABL Credit Facility will be secured by a first priority security interest in substantially all of our and the applicable guarantors, accounts receivable, inventory and cash deposit and investment accounts. In addition, the obligations under the U.S. tranche of the ABL Credit Facility will also be secured by a second priority security interest in the Notes Priority Collateral subject, in each case, to certain exceptions to be set forth in the definitive documentation for the ABL Credit Facility.

Covenants

The ABL Credit Facility will contain customary covenants including limitations on additional indebtedness and investments, limitations on liens, limitations on asset sales, limitations on the payment of dividends and repurchases of our capital stock, limitations on prepayment or cancellation of indebtedness and limitations on transactions with affiliates. In addition, if the excess availability (based on the lesser of the amount of the commitment and the borrowing base) under the ABL Credit Facility falls below 15%, we will also be required to maintain a fixed charge coverage ratio (calculated in accordance with the facility for each 12 calendar month period during the compliance period ) of no less than 1.10 to 1.00 until excess availability exceeds such amount for 45 consecutive days.

Events of default

The ABL Credit Facility will contain customary events of default, including: nonpayment of principal, interest, fees or other amounts, violation of covenants, material inaccuracy of representations and warranties, cross-default to material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change in control and the actual or asserted invalidity of liens or guarantees or any collateral document.

Convertible Notes

General

Pursuant to the Plans of Reorganization, as part of our emergence from the Creditor Protection Proceedings we may issue up to $500 million aggregate principal amount of the Convertible Notes in the Rights Offering. The maximum amount of Convertible Notes to be issued, excluding the Escrow Notes described below, is limited to the lesser of (a) $500 million and (b) the sum of (i) $325 million and (ii) $1.4 billion less the sum of our available cash and the aggregate principal amount of term indebtedness outstanding as of the Emergence Date (the “Convertible Notes Limit”), in each case calculated in accordance with the Backstop Agreement. In addition, the maximum aggregate principal amount of Convertible Notes that may be issued is subject to further reduction in the event our projected liquidity as of the Emergence Date, as determined in accordance with the Backstop Agreement, exceeds $600 million, excluding the letters of credit to be issued as of the Emergence Date under the ABL Credit Facility.

Based on our current estimates of the cash that will be available to us on the Emergence Date, the projected borrowing base for the ABL Credit Facility, the principal amount of Notes issued in this offering and other factors, we currently expect to issue approximately $125 million aggregate principal amount of Convertible Notes in the Rights Offering, excluding the Escrow Notes. Changes in our actual cash available (including as a result of our operating results, the NAFTA settlement or as a result of asset sales completed prior to the Emergence Date), borrowing base availability under the ABL Credit Facility and the principal amount of notes sold in this offering from the amounts that we currently project and that are set forth under “Use of Proceeds” will result in a corresponding change in the principal amount of Convertible Notes issued in the Rights Offering. To the extent any such changes result in our liquidity as of the Emergence Date being higher than that currently projected, we will issue less than $125 million principal amount of Convertible Notes. Conversely, if our liquidity is less than expected, we will issue more than $125 million of Convertible Notes, up to the Convertible Notes Limit.

On the Emergence Date, we will also issue into escrow up to an additional $110 million aggregate principal amount of Convertible Notes, which we refer to as “Escrow Notes,” that may subsequently be released to holders of certain unresolved claims as of the Emergence Date if such claims are later determined to be allowable claims. Upon the release of any of the Escrow Notes, the corresponding escrowed subscription price for such Escrow Notes will also be released to us.

The Convertible Notes are expected to bear interest, payable semi-annually, at a rate of 10.0% per annum (11.0% per annum if we elect to pay a portion of the interest through the issuance of additional Convertible Notes as “payment in kind” and in such case, we would be required to pay 5% in cash and 6% as payment in kind) and will mature in 2017. The Convertible Notes will be subordinate to the notes offered hereby, borrowings under our ABL Credit Facility and up to $200 million of additional indebtedness.

We will use the cash proceeds from the issuance of the Convertible Notes in the Rights Offering to fund our cash needs in connection with the consummation of the Plans of Reorganization, including the repayment of our DIP Facilities and our pre-petition secured indebtedness, as well as certain additional allowed claims under the Creditor Protection Proceedings. See “Use of proceeds.”

Conversion rights

The Convertible Notes will be convertible into shares of our common stock at the option of the holder beginning six months after the issuance of the Convertible Notes. In addition, holders of the Convertible Notes may also elect to convert in the event we elect to redeem the Convertible Notes, as described below. The conversion price for the Convertible Notes will be equal to $1.8 billion divided by the number of shares of our common stock outstanding on a fully diluted basis as of the Emergence Date. The conversion price is subject to customary anti-dilution adjustment provisions.

Redemption

We will be required to redeem a portion of the Convertible Notes if we receive net cash proceeds of more than $100 million from one or more asset sales (as defined in the indenture that will govern the Convertible Notes) completed within six months of issuing the Convertible Notes, subject to certain limitations. In addition, if we receive more than $20 million in subscription price of Escrowed Notes during such six month period, and there have been no such asset sales, we will also be required to use such proceeds to redeem the Convertible Notes. The redemption price for any such mandatory redemptions will be equal to 105% of the principal amount of the Convertible Notes.

For the period beginning on the 61st day following the issuance of the Convertible Notes and ending on the first interest payment date for the Convertible Notes, if $100 million or less aggregate principal amount of the Convertible Notes is then outstanding, we may redeem all or a portion of the remaining Convertible Notes at a redemption price equal to 105% of the principal amount of the Convertible Notes. In addition, on or after the anniversary of the issuance date for the Convertible Notes in 2013, we may redeem the Convertible Notes, in whole or in part, at a redemption price equal to the greater of (i) the market value of the Convertible Notes at the time of such redemption (determined in accordance with the terms of the indenture governing the Convertible Notes) and (ii) the following redemption prices (expressed as a percentage of the principal amount to be redeemed), if redeemed during the 12-month period beginning the anniversary of the issuance date for the Convertible Notes for the years indicated:

Year	Redemption price

2013	110.0%
2014	112.0%
2015	115.0%
2016 and thereafter	100.0%

Fundamental change

Upon a “fundamental change,” holders of the Convertible Notes will have the right to require us to repurchase all or a portion of their Convertible Notes at a price equal to the accreted value of the principal amount of the Convertible Notes, plus accrued and unpaid interest thereon. The definition of a fundamental change in the indenture governing the Convertible Notes will be substantially identical to the definition of a “change of control” with respect to the notes offered hereby. See “Description of notes—Repurchase at the option of holders—Change of control.”

Guarantees

The Convertible Notes will be guaranteed by our wholly-owned U.S. subsidiaries.

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